Exhibit 10.17

TRAVELERS RESTRICTED STOCK UNIT AWARD NOTIFICATION AND AGREEMENT

(This grant must be accepted by             . on                , or it will be forfeited. Refer below to Section 11.)

Participant:	Grant Date:
Number of Award Shares:	Vesting Date:

1. Grant of Restricted Stock Units. This restricted stock unit award (“Award”) is made pursuant to The Travelers 2004 Stock Incentive Plan (the “Plan”), by The Travelers Companies, Inc. (the “Company”) to you (the “Participant”), an employee of the Company or a subsidiary of the Company. The Company hereby grants to the Participant as of the Grant Date a right to receive the number of Company Common Stock, (“Award Shares”) upon the Vesting Date as set forth above, subject to terms, conditions, and restrictions set forth herein.

2. Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified in this award notification and agreement, the Plan and the prospectus dated February 5, 2008 (titled “Travelers Equity Awards”), and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Prospectus include, but are not limited to, provisions relating to amendment, vesting, and cancellation, all of which are hereby incorporated by reference into this award notification and agreement. The terms, conditions and restrictions in this award notification and agreement, the Prospectus, and the Plan constitute the Award agreement between the Participant and the Company (“Agreement”). By accepting the Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that the Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent, and depends on the future market price of the Common Stock, among other factors. The Participant further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be cancelled if vesting conditions are not satisfied. Thus, Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) vesting may be subject to confirmation and final determination by the Company’s Board of Directors or a committee of the Board that conditions to vesting have been satisfied.

3. Vesting and Payment. The right to receive the Award Shares granted in this Award shall vest in full on the Vesting Date set forth above, provided the Participant remains continuously employed by the Company or one of its subsidiaries, has not received notice of termination of his or her employment and any other terms and conditions set forth in the Agreement or Plan are satisfied. If the Participant’s employment with the Company and its subsidiaries terminates, the Participant’s right to receive the Award Shares will be determined in accordance with Section 6.

Shares of Common Stock, which will be issued by the Company, will be issued and delivered to the Participant as soon as practicable after the Vesting Date, with the number of shares of Common Stock being equal to the number of vested Award Shares.

4. Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or his or her right hereunder to receive any Award Shares.

5. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may desire or be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet or internet site to which Participant has access.

6. Termination of, and Breaks in, Employment. The terms and conditions set forth on Exhibit A hereto shall apply with respect to terminations of, and breaks in, employment.

7. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company or the subsidiary employing the Participant to transfer certain Participant data to the Company, its subsidiaries, outside service providers, or governmental agencies. By accepting this Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

8. Entire Agreement; No Right to Employment. The Agreement constitutes the entire understanding between the parties hereto regarding the Award and supersedes all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. Nothing contained herein, in the Plan, or in the Prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

9. Dispute and Claims Resolution; Conflict. Any disputes, claims and counterclaims under this Agreement shall be resolved in accordance with any internal dispute resolution policy of the Company in effect from time to time, including any arbitration provisions thereof.  In the event of a conflict between the Plan and this grant notification and agreement, or the terms, conditions, and restrictions of the Award as specified in the Prospectus, the Plan shall control.

10. Non-Solicitation and Non-Disclosure Agreement. The Participant agrees to be bound by the terms of the Non-Solicitation and Non-Disclosure Agreement attached hereto as Exhibit B, which provides for the consequences set forth therein in the event the Participant breaches the non-solicitation and non-disclosure covenants contained therein, as more fully described in Exhibit B.

11. Acceptance and Agreement by Participant; Forfeiture upon Failure to Accept. By clicking the button below, Participant accepts the Award and agrees to be bound by the terms, conditions, and restrictions set forth in the Prospectus, the Plan, this notification and agreement, the Non-Solicitation and Non-Disclosure Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. The Participant’s rights under the Award will lapse at 12:00 a.m. on June 3, 2008 and the Award will be forfeited on such date if the Participant does not accept the Award by clicking the button below on or before 11:59 p.m. on June 2, 2008.

EXHIBIT A

To Travelers Restricted Stock Unit Award Notification and Agreement

When you leave the Company

References to “you” or “your” are to the Participant.  “Termination date” refers to the date of termination of your employment as reflected on the books and records of the Company.

If you terminate your employment or if there’s a break in your employment, your Awards may be cancelled before the end of the vesting term and the vesting of your Awards may be affected.

The provisions in the chart below apply to Awards granted under the Plan. Special rules apply for vesting in cases of termination if you satisfy certain age and years of service requirements (“Retirement Rule”) set forth below.

If you:	Here’s what happens to Your Restricted Stock Units:
Resign, or retire (and do not meet the Retirement Rule)	Vesting stops and all outstanding unvested restricted stock unit Awards are cancelled effective on the termination date.
Become disabled (as defined under the Company’s applicable long-term disability plan)

During the first 9 months of approved long-term disability leave and until your employment is terminated following such leave, outstanding restricted stock unit Awards will continue to vest on schedule. Your approved long-term disability leave does not commence until you have completed your approved short-term disability leave (generally 13 weeks). Upon termination of your employment after your disability leave period ends (which occurs 9 months after your transition to long-term disability or your transition to unpaid leave if you do not have long-term disability coverage under the long-term disability component of the Travelers disability program), all outstanding restricted stock unit Awards will vest immediately.

Shares will be distributed to you as soon as practical after your termination of employment. However, if you are considered a “specified employee” under the tax laws (which generally includes the top 50 officers ranked by included compensation), your restricted stock unit Awards will vest at your termination of employment, but shares of Common Stock will not be issued and distributed to you until six months following your termination of employment or, if earlier, on the originally scheduled vesting date for the restricted stock unit Awards.

Take an approved personal leave of absence

The vesting of outstanding restricted stock unit Awards will continue during the first three months of an approved personal leave of absence. Once the approved leave of absence exceeds three months, vesting is suspended until you return to work and remain actively employed for 30 calendar days, after which time vesting will be restored retroactively. If you terminate employment during the leave for any reason, the termination of employment provisions will apply. If leave exceeds one year, all restricted stock unit Awards will be cancelled.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence	Outstanding unvested restricted stock unit Awards will continue to vest while you are on an approved leave.

Die while you are employed or following employment while your Award is outstanding	Outstanding unvested restricted stock unit Awards will vest immediately and the shares will be issued and distributed to your estate as soon as practical thereafter.
Are terminated involuntarily for gross misconduct or for cause	Vesting stops and all outstanding unvested restricted stock unit Awards are cancelled on the termination date.

Are terminated involuntarily other than for gross misconduct or for cause (including under the Company’s applicable separation pay plan or any successor or comparable arrangement) and the “Retirement Rule” below does not apply

Vesting stops and all outstanding unvested restricted stock unit Awards are cancelled on the termination date.

Retirement Rule

If, as of your termination date, you are at least (i) age 65, (ii) age 62 with one or more full years of service, or (iii) age 55 with 10 or more full years of service, then you meet the “Retirement Rule.” If you are terminated under the Company’s applicable separation pay plan or any successor or comparable arrangement, if any, your termination date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

The Retirement Rule does not apply if you were involuntarily terminated for gross misconduct or for cause. If you retire and do not meet the Retirement Rule, you will be considered to have resigned.

If you:
Meet the Retirement Rule

Your restricted stock unit Award Shares will be multiplied by a fraction, the numerator of which is the number of days from the grant date to your date of termination, and the denominator of which is the number of days in the original vesting period for the restricted stock unit Award. At your retirement, any Award Shares in excess of that amount determined under the immediately preceding sentence will be forfeited and cancelled.

The restricted stock unit Award Shares that you retain will continue to vest and the shares will be issued and distributed to you upon the Vesting Date for the Award, provided that, during the period prior to the Vesting Date, you do not engage in any activities that compete with the business operations of the Company, including, but not limited to, working for another insurance company engaged in the property casualty insurance business as either an employee or independent contractor.

If you meet the Retirement Rule and are terminated involuntarily, the restricted stock unit Awards that you retain (as determined using the proration fraction set forth above) generally will be distributed as soon as practicable following your termination date, and you will not be subject to the non-compete requirement in that case. However, if you are considered a “specified employee” under the tax laws (which generally includes the top 50 officers ranked by included compensation) and you are terminated involuntarily, the shares of Common Stock represented by your retained restricted stock unit Awards will not be issued and distributed to you until six months following your termination of employment or, if earlier, on the originally scheduled Vesting Date for the Award, provided you comply with the non-compete requirement during that delayed period.

When called for under the above rules, you will be required to certify to the Company that you have not engaged in any activities that compete with the business operations of the Company since your termination date.  You may be required to provide the Company with other evidence of your compliance with the Retirement Rule as the Company may require.

Notes to the termination provisions

•                  The Committee determines what constitutes “gross misconduct” and “cause.”

EXHIBIT B

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

THIS NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (“Agreement”) is a part of the terms and conditions of the award issued by The Travelers Companies, Inc., a Minnesota corporation with its principal place of business located in St. Paul, Minnesota and its affiliated entities (collectively, the “Company”), in favor of the participant named in the term sheet (the “Employee”) to which this Agreement is attached as an exhibit.

WITNESSETH:

WHEREAS, the Employee is employed by the Company; and

WHEREAS, the Company is engaged in the business of marketing and selling insurance and insurance-related products throughout the United States.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1. Consideration. As consideration for the execution of this Agreement, the Employee acknowledges receipt of an award(s) issued pursuant to the Company’s 2004 Stock Incentive Plan (the “Consideration”), as evidenced by term sheet(s) setting forth the terms and conditions of such award(s) to which this Agreement is attached as an exhibit, which constitutes good, valuable and independent consideration for all of Employee’s covenants and obligations in this Agreement and above and beyond any compensation Employee is entitled to receive from the Company.

2. Non-Disclosure of Confidential Information.

(a) Employee recognizes that the Company has developed information that is confidential, proprietary and/or nonpublic that is related to its business, operations, services, finances, clients, customers, policyholders, vendors and agents (“Confidential Information”). Employee understands and agrees that he/she is prohibited from using, disclosing, divulging or misappropriating any Confidential Information for his/her own personal benefit or for the benefit of any person or entity, except that Employee may disclose Confidential Information pursuant to a properly issued subpoena, court order, other legal process, or official inquiry of a federal, state or local taxing authority, or other governmental agency with a legitimate legal right to know the Confidential Information. If disclosure is compelled of Employee by subpoena, court order or other legal process, or as otherwise required by law, Employee agrees to notify Company as soon as notice of such process is received and before disclosure and/or appearance takes place. Employee will use reasonable and prudent care to safeguard and prevent the unauthorized use or disclosure of Confidential Information. Confidential Information shall not include any information that: (a) is or becomes a part of the public domain through no act or omission of Employee or is otherwise available to the public other than by breach of this Agreement; (b) was in Employee’s lawful possession prior to the disclosure and had not been obtained by Employee either directly or indirectly as a result of Employee’s employment with or other service to the Company; (c) is disclosed to Employee by a third party who has authority from the Company to make such disclosure and such disclosure to Employee is not confidential; or (d) is independently developed by Employee outside of Employee’s employment with the Company and without the use of any Confidential Information. Employee further acknowledges that Employee, in the course of employment, has had and will have access to such Confidential Information.

(b) Employee agrees that every document, computer disk, electronic file, computerized information, computer software program, notation, record, diary, memorandum, development, investigation, or the like, and any method or manner of doing business of the Company containing Confidential Information made or acquired by the Employee during employment by the Company is and shall be the sole and exclusive property of Company. The Employee will deliver the same (and every copy, disk, abstract, summary, or reproduction of the same made by or for the Employee or acquired by the Employee) whenever the Company may so require and in any event prior to or at the termination of employment. Nothing in Section 2 is intended or shall be interpreted to mean that the Company may withhold information, including computerized information, relating to Employee’s personal contacts and personal information that may be stored or contained in Employee’s physical or electronic files. The Company further agrees not to unreasonably withhold information relating to Employee’s business-related contacts, to the extent such information falls outside the definition of Confidential Information set forth in Section 2(a) above.

3. Non-Solicitation/Non-Interference.

(a) The parties understand and agree that this Agreement is intended to protect the Company against the Employee raiding its employees and/or its business during the twelve (12) month period following the Separation Date (whether voluntary or involuntary) (the “Restricted Period”), while recognizing that after conclusion of his/her employment (the “Separation Date”), Employee is still permitted to freely compete with the Company, except to the extent Confidential Information is used in such solicitation and subject to certain restrictions set forth below. Further, nothing in this Agreement is intended to grant or limit any rights or claims as to any future employer of Employee. To this end, any court considering the enforcement of this Agreement for a breach of this Agreement, must accept this statement of intent.

(b) After Employee has left the employment of the Company and during the Restricted Period, Employee will not seek to recruit or solicit, or assist in recruiting or soliciting, participate in or promote the solicitation of, interfere with, attempt to influence or otherwise affect the employment of any person who was or is employed by the Company at any time during the last three months of Employee’s employment or thereafter. Further, Employee shall not, on behalf of himself/herself or any other person, hire, employ or engage any such person. The parties agree that Employee shall not directly engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions in this Agreement. However, nothing in this Agreement precludes Employee from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Company, provided that Employee does not specifically direct such third party to specifically target the Company’s employees generally or specific individual employees of the Company.

(c) After Employee has left the employment of the Company, accepts a position as an employee, consultant or contractor with a direct competitor of the Company, and during the Restricted Period, Employee will not utilize Confidential Information to seek to solicit or assist in soliciting, participate in or otherwise promote the solicitation of, interference with, attempt to influence or otherwise affect any person or entity, who is a client, customer, policyholder, or agent of the Company, to discontinue business with the Company, and/or move that business elsewhere. Employee also agrees not to be directly and personally involved in the negotiation or solicitation of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from Company, even if Confidential Information is not involved. However, nothing in this Agreement precludes the Employee from directing a third party (including but not limited to employees of his/her subsequent employer) to solicit, compete for, negotiate and execute book roll over deals or other book of business transfer arrangements provided that (i) Confidential Information provided by the Employee is not used, (ii) Employee is not personally and directly involved in such negotiations, and (iii) Employee does not direct such third party to target specific agents of Company. Furthermore, nothing in this Agreement precludes the Employee from freely competing with the Company including but not limited to competing on an account by account or deal by deal basis to the extent that he/she does not use Confidential Information.

4. Forfeiture of Consideration; Other Remedies. Employee agrees that if Employee breaches this Agreement during the Restricted Period, Employee will immediately forfeit any award that has not yet been paid, exercised or vested and that serves as Consideration for this Agreement. In addition, the Company will be entitled to recapture from Employee any and all compensatory value that Employee received within twelve months prior to or twelve months after the Separation Date from any award that has already been paid, exercised or vested and that serves as Consideration for this Agreement. The value subject to recapture includes the amount of any cash payment made to Employee upon exercise or settlement of the award, and/or the amount included as compensation in the taxable income of Employee upon vesting or exercise of the award. Employee will promptly pay the full amount subject to recapture to the Company upon demand in the form of cash or shares of Company Common Stock with a current fair market value equal to the amount subject to recapture. In addition to the remedies set forth in Sections 2, 3 and 4 of this Agreement, Company may avail itself of any other remedies available under statute or common law.

5. Consent to Jurisdiction. Jurisdiction and venue for enforcement of this Agreement, and for resolution of any dispute under this Agreement, shall be exclusively in the federal or state courts in the state and county where the Employee resides at the time that the Company commences an action under this Agreement. Employee agrees to notify Company of any changes in his/her residence after the Separation Date.

6. Modification. This Agreement may not be terminated or modified without the express written consent of both the Employee and the Company.

7. Employment At Will. Employee specifically recognizes and agrees that nothing in this Agreement shall be deemed to establish an employment relationship on a basis other than terminable at will, that the Company is not obligated to continue Employee’s employment for any particular period, and that this Agreement is not an employment agreement for continued employment.

8. Governing Law. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Minnesota.

9. Waiver. The waiver of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach of this Agreement.

10. Severability. If any provision, section or subsection of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, section or subsection. Each provision, section, and subsection of this Agreement is separable from every other provision, section and subsection and constitutes a separate and distinct covenant. Both Employee and the Company agree that if any court rules that a restriction contained in this Agreement is unenforceable as written, the parties will: (a) jointly request and consent to the reformation of the restriction by the court to the extent necessary to make the Agreement enforceable, and (b) not to seek to enforce the ruling in any state other than the state where the ruling was made.

11. Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and to the benefit of Employee, his/her heirs and legal representatives. This Agreement is not assignable by Employee. This Agreement may be assigned by the Company. Employee transfers to any corporate parent, affiliate or subsidiary of the Company shall constitute an assignment.

12. Entire Agreement. This Agreement and any award agreement or term sheet documenting the equity award(s) that constitutes the Consideration constitute the entire Agreement and understanding between the Company and the Employee concerning the subject matters hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by a duly authorized representative of the Company. Employee acknowledges and represents that he/she has carefully read this Agreement, that he/she has considered the terms and conditions contained herein, and that he/she voluntarily assents to all of these terms and conditions, and that he/she is accepting this Agreement by Employee’s own free will.

THE TRAVELERS COMPANIES, INC.

PARTICIPANT’S ACCEPTANCE

(Click on the button below to accept the terms of your Agreement, including the terms of the Non-Solicitation and Non-Disclosure Agreement. You will not be able to undo this change.)

Agree/Accept

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